Exhibit 10.2

SEVERANCE AGREEMENT

FOR SELECTED EXECUTIVES AND MANAGERS

This Severance Agreement for Selected Executives and Managers (the “Severance Agreement”) is made and entered into effective March 11, 2015 by and between [INSERT NAME] (the “Executive”) and Forex Capital Markets, LLC (the “Company”).

WHEREAS, on January 16, 2015, FXCM Holdings, LLC (“FXCM Holdings”), FXCM Inc. and FXCM Newco, LLC (“Newco”), entered into a credit agreement (the “Credit Agreement”) with Leucadia National Corporation (“Leucadia”); and

WHEREAS, in connection with the Credit Agreement and certain related agreements, as well as the Executive’s valuable service to FXCM Inc. and its subsidiaries (collectively, the “Company Group”), the Company and the Executive wish to enter into this Severance Agreement to provide the Executive with certain severance benefits in the event his employment is terminated in certain circumstances in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration thereof and of the covenants hereafter set forth, the parties hereby agree as follows:

1. Rights on Termination of Employment.

(a) If Executive’s employment with the Company Group is terminated (x) by the Company Group without Cause (as defined below) (other than due to death or disability) or (y) by Executive for Good Reason (as defined below), in each case, subject to (A) Executive’s execution, delivery and non-revocation of a general waiver and release of claims against the Company and its affiliates in a form reasonably acceptable to the Company (the “Release”) within forty-five (45) days following the termination date of Executive’s employment and (B) Executive’s compliance with the restrictive covenants set forth in Schedule A hereto (which is incorporated herein and made a part hereof by reference), any applicable Company Employee Proprietary Information, Inventions, Confidentiality, Non-Solicitation and Non-Competition Agreement, and any other similar covenants that may apply to the Executive under any agreement, policy or other Company Group document (collectively, the “Covenants”), provided that, in all cases where more than one Covenant covers similar subject matter, the Covenant providing greater benefits to the Company shall always apply (clauses (A) and (B), collectively, the “Conditions”), Executive shall be entitled to receive:

(x) acceleration of the vesting in full of all of the Executive’s then-outstanding equity awards as of the termination date of the Executive’s employment; and

(y) an aggregate amount (such aggregate amount, the “Severance Payment”) equal to (i) one (1) times Executive’s annual base salary as in effect on the termination date; plus (ii) one (1) times Executive’s Target Bonus (as such term is defined in the FXCM Inc. Annual Incentive Bonus Plan applicable to the Executive for 2015-2016, or, with respect to any later year, the successor annual incentive bonus plan applicable to the Executive for the year of termination, if any (the “Annual Incentive Bonus Plan”)) in effect for the year in which the termination occurs, which amount shall be payable by the Company in a single lump sum cash payment paid sixty (60) days after the termination date, provided the Executive has executed and not revoked the Release prior to such date. The Severance Payment shall be a joint and several obligation of each member of the Company Group.

(b) In addition to the Severance Payment, and subject to the Conditions, the Executive shall be entitled to receive a payment equal to twelve (12) times the required monthly premium (as in effect on the date of the Executive’s termination) for COBRA health care continuation coverage for the Executive and, to the extent covered as of the date of termination, the Executive’s family, less the applicable employee contribution for such coverage, under the Company Group’s medical plan in which Executive participates immediately prior to the termination, which amount shall be payable by the Company in a single lump sum cash payment at the same time, and on the same conditions, as the Severance Payment. The additional payment described in this Section 1(b) shall be a joint and several obligation of each member of the Company Group.

(c) In the event of a breach of the Covenants, (x) as provided for above, the Company will be immediately relieved of its obligation to provide the payments and benefits set forth in clauses (a) and (b) above and (y) Executive will be required to promptly pay the Company a lump sum amount equal to the sum of all payments previously made to Executive hereunder. Executive’s forfeiture of the payments and benefits hereunder will not be deemed to be a waiver of any right or any other remedy that the Company Group may have at law or in equity, or pursuant to this Severance Agreement or any agreement, policy or other Company Group document, to enforce the provisions of this Severance Agreement or such other document.

(d) For purposes of this Severance Agreement, “Cause” shall exist if any entity that is a member of the Company Group determines that any one or more of the following events has occurred while employed by the Company Group: (i) Executive’s engagement in misconduct which is materially injurious to the Company or any of its subsidiaries, (ii) Executive’s continued failure to substantially perform Executive’s duties to any entity that is a member of the Company Group, (iii) Executive’s repeated dishonesty in the performance of Executive’s duties to any entity that is a member of the Company Group, (iv) Executive’s commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from the Company or any of its affiliates, (y) crime involving moral turpitude, or (z) offense that could result in a jail sentence of at least 30 days, (v) Executive’s engagement in conduct or activities that materially violate any applicable governmental or quasi-governmental regulation involving securities, (vi) the violation by Executive of a written company policy regarding employment, including substance abuse, sexual harassment or discrimination, or the Company’s insider trading policy, or (vii) the material breach by Executive of any of the provisions of any agreement between Executive, on the one hand, and any entity that is a member of the Company Group, on the other hand. The determination of the existence of Cause shall be made by the applicable entity that is a member of the Company Group in good faith, which determination shall be conclusive for purposes of this Severance Agreement.

(e) For purposes of this Severance Agreement, “Good Reason” shall mean (i) sale, divestiture or other disposition (whether in a single transaction or series of transactions) of the assets and operations of one or more members of the Company Group which, in the aggregate, results in the disposition of the essential operating capabilities of the Company Group; or (ii) without Executive’s consent, a change in Executive’s duties and responsibilities which is materially inconsistent with Executive’s position with the Company Group, a reduction in Executive’s annual base salary, a reduction in the Executive’s Target Bonus under the Annual Incentive Bonus Plan for the 2015 and 2016 calendar years, or, for the 2017 and subsequent calendar years, a reduction in the Executive’s Target Bonus under the Annual Incentive Bonus Plan for a calendar year (if any) after such Target Bonus has been established in writing for such year; provided that, notwithstanding anything to the contrary in the foregoing, Executive shall only have “Good Reason” to terminate employment following the applicable entity’s failure to remedy the act which is alleged to constitute “Good Reason” within fifteen (15) business days following such entity’s receipt of written notice from Executive specifying such act, and any such notice claiming “Good Reason” must in all events be provided within thirty (30) business days after such event has first occurred.

(f) Executive acknowledges and agrees that the payments and benefits described in this Severance Agreement will be the only such payments and benefits the Executive is entitled to receive as a result of Executive’s termination of employment and Executive agrees that Executive is not entitled to any additional payments, rights or benefits not otherwise described in this Severance Agreement (other than any payments, rights or benefits under the Amended and Restated Limited Liability Company Agreement of the Company, as it may be further amended from time to time). Executive hereby acknowledges and agrees that Executive is not eligible to be a participant in any severance or retention plan of any entity that is a member of the Company Group.

2. Severability; Applicable Law.

(a) The provisions of this Severance Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.

(b) This Severance Agreement and any dispute hereunder shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

3. Entire Agreement; Amendment; Administration.

(a) This Severance Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior written or oral agreements concerning such subject matter, except as otherwise provided in Section 1(a) of this Agreement.

(b) This Severance Agreement may only be amended or modified by a written agreement executed by Executive and the Company (or any of its respective successors).

(c) The board of directors of FXCM Inc. (the “Board”) shall have full authority to interpret and make all determinations deemed necessary or advisable for the administration of the benefits under this Agreement. Decisions of the Board shall be final and binding on all persons, and shall be afforded the maximum deference permitted by law.

4. Compliance with IRC Section 409A. This Severance Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly. References under this Severance Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s separation from service with all entities that are members of the Company Group Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between Executive and any member of the Company Group as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 4 shall be paid to Executive in a lump sum and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A of the Code, each payment made under this Severance Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

5. Code Section 280G. Notwithstanding any other provision of this Severance Agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company Group to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 5, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount under (ii) above, the Covered Payments will be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments, after payment of all applicable all federal, state, local, foreign income, employment and excise taxes.

The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 5. The Company's determination shall be final and binding on the Executive.

6. Withholding. The Company or any applicable member of the Company Group shall be entitled to withhold from any payments made pursuant to this Agreement any amount of withholding it determines is appropriate or necessary pursuant to applicable law and the Company’s payroll practices.

7. No Set Off; Mitigation. Executive shall not be required to mitigate damages with respect to the termination of Executive’s employment with the Company Group under this Severance Agreement by seeking other service or otherwise, and, unless expressly provided for herein, there shall be no offset against amounts due to Executive under this Severance Agreement on account of subsequent service.

8. Assignment. This Severance Agreement and all of Executive’s rights and obligations hereunder shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. No rights or obligations of the Company under this Severance Agreement may be assigned or transferred by the Company without Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger, consolidation or other similar transaction in which the Company is not the continuing entity or a sale, liquidation or other disposition of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company. Upon any such assignment or transfer, the rights and obligations of the Company and Company Group hereunder shall become the rights and obligations of such assignee or transferee.

9. Counterparts. This Severance Agreement may be executed in counterparts and by fax or pdf.

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If the foregoing terms and conditions are acceptable and agreed to by Executive, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

FOREX CAPITAL
MARKETS, LLC

By:
Name:
Title:

Accepted and Agreed

[INSERT NAME]

SEVERANCE AGREEMENT

FOR EXECUTIVES AND MANAGERS

SCHEDULE A – RESTRICTIVE COVENANTS